November 29, 2024

Tony Chung
Chief Executive Officer
LIQUIDMETAL TECHNOLOGIES INC
20321 Valencia Circle
Lake Forest, CA 92630

       Re: LIQUIDMETAL TECHNOLOGIES INC
           Registration Statement on Form S-1
           Filed November 22, 2024
           File No. 333-283411
Dear Tony Chung:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Margaret Sawicki at 202-551-7153 with any questions.



                                                           Sincerely,

                                                           Division of
Corporation Finance
                                                           Office of Industrial
Applications and
                                                           Services
cc:   Curt Creely, Esq.